EXHIBIT 3.2

STATE OF DELAWARE
SECRETARY OF STATE
DIVISION OF CORPORATIONS
FILED 12:00 PM 05/18/1395
950110278 - 2103295

AMENDED AND RESTATED

CERTIFICATE OF INCORPORATION OF

COMMUNICATION INTELLIGENCE CORPORATION

Communication Intelligence Corporation (the "Corporation"), a corporation organized and existing under and by virtue of the General Corporation Law of the State of Delaware, originally incorporated on October 1, 1986,  under the name "Communication Intelligence Corporation,"

DOES HEREBY CERTIFY:

A.           That the Corporation filed a Voluntary Petition for protection under Chapter 11 of Title 11 of the United States code ("Bankruptcy Code") on July 18, 1994, operating its business as Debtor-in-Possession under 11 U.S.C. 1108 thereafter. On October 19, 1994, the Corporation filed a Second Amended Plan of Reorganization (the "Plan") the adequacy of which was approved on November 14, 1994, by the United States Bankruptcy Court for the Northern District of California (the "Court"). The Plan was distributed to all claim and interest holders of the Corporation.  Ballots returned by claim and interest holders overwhelmingly voted to approve the Plan.  On December 22, 1994, the Court entered an order confirming the Plan.  Execution of the Plan requires amendment of the Corporation's Certificate of Incorporation to authorize additional shares of stock and to eliminate authorization of non-voting equity, as set forth below.

B.           That the following Amended and Restated Certificate of Incorporation is duly authorized in accordance with the provisions of Sections 242 and 303 of the Delaware General Corporation Law.

C.           That the Certificate of Incorporation of the Corporation is amended and restated as follows:

FIRST:  The name of the Corporation is Communication Intelligence Corporation.

SECOND:  The address of the registered office of the Corporation in the State of Delaware is Corporation Trust Center, 1209 Orange Street, in the City of Wilmington, County of New Castle.  The name of its registered agent at that address is The Corporation Trust Company.

THIRD:  The purpose of the Corporation is to engage in any lawful act or activity for which corporations may

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be organized under the General Corporation Law of Delaware.

FOURTH:  (a) The total number of shares of stock which the Corporation shall have authority to issue is 90,000,000 of which 80,000,000 shall be Common Stock, par value $.01 per share, and 10,000,000 shares shall be Preferred Stock, par value $.01 per share.

(b)   Subject to all of the rights of the Preferred Stock, and except as may be provided expressly with respect to the Preferred Stock herein, by law or by the Board of Directors pursuant to this article Fourth, (1) dividends may be declared and paid or set apart for payment upon the Common Stock out of any assets or funds of the Corporation legally available for the payment of dividends;  (2) the holders of Common Stock and Preferred Stock shall have the right to vote for the election of directors and on all other matters requiring stockholder action, each share being entitled to one vote; and (3) upon the voluntary liquidation, dissolution or winding up of the Corporation, the net assets of the Corporation shall be distributed pro rata to the holders of the Common Stock.

(c)   The shares of Preferred stock may be issued from time to time in one or more series. The Board of Directors hereby is authorized to establish from time to time by resolution or resolutions and, if and to the extent from time to time required by law, by filing a certificate pursuant to the applicable law of the State of Delaware the number of shares to be included in each such series, and to fix the designation, powers, preferences and rights of the shares of each such series and the qualifications, limitations, or restrictions thereof, including but not limited to the fixing or alteration of the dividend rights, dividend rate or rates, conversion rights, voting rights, rights in terms of redemption (including sinking fund provisions), the redemption price or prices, and the liquidation preferences of any wholly unissued series of shares of Preferred Stock and the number of shares constituting any such series and the designation thereof, or any or all of them; and to increase or decrease the number of shares of any series subsequent to the issue of shares of such series then outstanding. In case the number of shares of any series shall be so decreased, the shares constituting such decrease shall resume the status which they had prior to the adoption of the resolution originally fixing the number of shares of such series. In addition to all of the qualifications, limitations or restrictions that may be

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attached to the shares of Preferred Stock of any series, each share of Preferred Stock of any series shall be entitled to receive the par value thereof, being $.01 per share, on the dissolution, liquidation or winding-up of the Corporation.

(d)  No holder of any stock of the Corporation shall be entitled as such, as a matter of right, to subscribe for or purchase any part of any new or additional issue of stock or any class whatsoever of the Corporation, or of securities convertible into stock of any class whatsoever, whether now or hereafter authorized, or whether issued for cash or other consideration or by way of dividend.

FIFTH:  In furtherance and not in limitation of the powers conferred by statute, the Board of Directors shall have the power to make, alter, amend and repeal the bylaws (except so far as the bylaws adopted by the stockholders shall otherwise provide). Any bylaws made by the Board of Directors under the powers conferred hereby may be altered, amended or repealed by the Board of Directors or by the Stockholders.

SIXTH:   (a)   The business and affairs of the Corporation shall be managed by the Board of Directors of the Corporation.

(b)   The number of directors which shall constitute the whole Board of Directors of the Corporation shall be as specified in the bylaws of the Corporation.

(c)   To the fullest extent permitted by the General Corporation Law of the State of Delaware as the same now exists or say hereafter be amended, a director of the Corporation shall not be personally liable to the Corporation or its stockholders for monetary damages for breach of fiduciary duty as a director. Any repeal or modification of this paragraph by the stockholders of the Corporation shall be prospective only, and shall not adversely affect any limitation on the personal liability of a director of the Corporation with respect to any act or omission occurring prior to the time of such repeal or modification.

SEVENTH: The Corporation reserves the right to amend, alter, change or repeal any provision contained in this Amended and Restated Certificate of Incorporation, in the manner now or hereafter prescribed by statute and this Amended and Restated Certificate of Incorporation, and all rights conferred on stockholders herein are granted subject to this reservation.

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EIGHTH: Notwithstanding any provision to the contrary in this Amended and Restated Certificate of Incorporation, the Corporation is prohibited from issuing nonvoting equity securities.

IN WITNESS WHEREOF, the President of the Corporation has executed this amended and restated certificate on the 10th day of May, 1995.

COMMUNICATION INTELLIGENCE
CORPORATION

	By:	/s/ James Dao
James Dao, President

ATTEST:

/s/ Frank Dane
Frank Dane, Secretary